Exhibit 99.1

FOR IMMEDIATE RELEASE

September 6, 2007

Contact: (media) Kirstie Foster: 763-764-6364

(analysts) Kris Wenker: 763-764-2607

GENERAL MILLS SAYS FISCAL 2008 OFF TO A GOOD START

Company Provides First Quarter Update; Reaffirms Full Year EPS Guidance

MINNEAPOLIS, MINN.---General Mills (NYSE: GIS) today said that it expects to report good sales and earnings per share gains for its fiscal 2008 first quarter. Sales growth for the period ended August 26, 2007, is expected to exceed the company’s long-term target of low single-digit growth. First-quarter diluted earnings per share (EPS) are estimated to be 81 cents, including previously announced restructuring expenses of $13 million pretax. In last year’s first quarter, General Mills’ net sales grew 7 percent and diluted earnings per share totaled 74 cents. The company will report complete 2008 first-quarter financial results on Wednesday, September 19, 2007.

The company said its first-quarter sales momentum included an estimated 5 percent net sales increase for Big G cereals. That growth reflects introductory shipments of several new cereals, and effective execution to date of various pricing and package size changes on established cereal brands. General Mills also said that it repurchased more than 20 million shares of company stock during the first quarter of 2008. Commenting on the outlook for the full year, General Mills reaffirmed annual EPS guidance of $3.39 to $3.43.

General Mills is making an investor presentation today at the Lehman Brothers Back To School Consumer Conference in Boston. This presentation is scheduled to begin at 9:00 a.m. Eastern Time. Interested investors may access the web cast from the General Mills home page, www.generalmills.com.

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 that are based on management’s current expectations and assumptions. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future net sales and earnings could be affected by a variety of factors, including: competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions and promotional activities of our competitors; economic conditions, including changes in inflation rates, interest rates or tax rates; product development and innovation; consumer acceptance of new products and product improvements; consumer reaction to pricing actions and changes in promotion levels; acquisitions or dispositions of businesses or assets; changes in capital structure; changes in laws and regulations, including labeling and advertising regulations; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets, or changes in the useful lives of other intangible assets; changes in accounting standards and the impact of significant accounting estimates; product quality and safety issues, including recalls and product liability; changes in customer demand for our products; effectiveness of advertising, marketing and promotional programs; changes in consumer behavior, trends and preferences, including weight loss trends; consumer perception of health-related issues, including obesity; consolidation in the retail environment; changes in purchasing and inventory levels of significant customers; fluctuations in the cost and availability of supply chain resources, including raw materials, packaging and energy; disruptions or inefficiencies in the supply chain; volatility in the market value of derivatives used to hedge price risk for certain commodities; benefit plan expenses due to changes in plan asset values and discount rates used to determine plan liabilities; failure of our information technology systems; resolution of uncertain income tax matters; foreign economic conditions, including currency rate fluctuations; and political unrest in foreign markets and economic uncertainty due to terrorism or war. The company undertakes no obligation to publicly revise any forward-looking statements to reflect any future events or circumstances.

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